090201

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

FILED
SECRETARY OF STATE
2010 AUG 17 PM 12:54

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

LEXICO RESOURCES INTERNATIONAL CORPORATION

2. The articles have been amended as follows: (provide article numbers, if available)

FOURTH. That the common stock authorized that may be issued by the corporation is THREE HUNDRED MILLION (300,000,000) shares of stock with nominal or par value of $.001 per share and except as stated herin, no other class of stock may be issued . Said shares with nominal or par value may be issued by the corporation from time to time for such consideration as may be fixed from time to time by the Board of Directors; EXCEPT that the corporation my issue cashier's check preferred shares on terms and conditions established by the Board of Directors. The above amendment and percentage of approval shown below was established by the Inspector of Election at special meeting of the shareholders properly noticed and held August 11, 2010 where a quorum was present in person or proxy, all nine proposals were approved.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 67.488%

4. Effective date of filing: (optional) 8/16/10

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X [signature]

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.